EXHIBIT 99.1

United-Guardian Announces Increase in Mid-Year Dividend

HAUPPAUGE, N.Y., May 16, 2013 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that the company's Board of Directors, at its meeting on May 15, 2013, declared a cash dividend of $0.47 per share, which will be paid on June 14, 2013 to all stockholders of record as of the close of business on May 30, 2013. This represents a 12% increase over the $0.42 per share mid-year dividend paid in June 2012.

Ken Globus, President of United-Guardian, stated, "As a result of our very strong first quarter earnings, as well as our expectation that our second quarter earnings will continue to be strong, the Board of Directors has determined that increasing the mid-year dividend is appropriate and in the best interests of the company and its stockholders."

Mr. Globus also indicated that the payment of this dividend, which follows the issuance last December of not only a regular year-end dividend of $0.44 per share but also a special dividend of $0.50 per share, will not impair the company's ability to fund any capital requirements that may arise in the near future. Just prior to the announcement of this dividend the company's stock closed at a new high of $25 per share.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900